Exhibit (a)(17)

International Rectifier Files Annual Meeting Presentation Materials

IRF Shareholders Urged to Support Company’s Independent Nominees

EL SEGUNDO, Calif. – October 10, 2008 – International Rectifier Corporation (NYSE:IRF) has filed with the Securities and Exchange Commission a presentation by Chief Executive Officer Oleg Khaykin to be given at the annual meeting of shareholders held today.

The presentation can be accessed through the IRF investor relations web site at http://investor.irf.com.

The Company also issued the following summary of important points for shareholders to consider in advance of the final vote:

IRF strategic plan is already working:

•                 The IRF Board believes that the strategic roadmap to be implemented by the management team will deliver greater value to the IRF shareholders than Vishay’s inadequate offer.

•                 The management team has already made significant progress in executing the strategic roadmap, including an aggressive program of channel inventory rationalization and approximately $30 million of annualized cost of goods sold improvements.

•                 IRF has reaffirmed its first quarter of fiscal year 2009 revenue guidance at the high end of the 7% to 9% sequential growth range.

Vishay does not offer a “no risk” alternative:

•                 Vishay’s “offer” is inadequate and highly conditional.

•                 Even now, Vishay has provided no evidence of financing for its $23 proposal, and obtaining it in the current credit environment would be extraordinary.

•                 With the market close on October 9, the general market condition “out” in Vishay’s tender offer has now been triggered. Even if it had financing, Vishay has by its own terms the unilateral right not to proceed with its offer. Vishay has not commented upon whether other conditions also provide Vishay this unilateral right.

•                 There are real issues as to whether nominees hand-picked and compensated by Vishay (a business competitor and potential litigation opponent) can be relied upon to represent the interests of all IRF shareholders.

•                 Support for the Vishay group would be an endorsement of a mediocre and untimely offer — which may never close — and could significantly undermine the Board’s negotiating leverage with Vishay or with any third party if the Board determined to sell the Company, and in any event, could be disruptive to IRF’s business in these very turbulent times.

The Board of Directors of International Rectifier urges shareholders to vote the WHITE proxy card in today’s election to ensure their best interests are represented on the IRF Board.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Certain statements made in this release, including statements regarding future financial and operating performance and conditions of International Rectifier Corporation (the “Company”), are “forward-looking” statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates,” “may,” “should” and other terms with similar meaning indicating possible future events or actions or potential impact on the business or shareholders of the Company. Except for historical financial and business performance information, statements made in this release should be considered “forward-looking.” These forward-looking statements speak only as of the date of this release; we disclaim any obligation to update these statements, and we caution you not to rely on them unduly. Much of the information that looks towards future performance of the Company is based on various factors and important expectations and assumptions about future events that may or may not actually come true. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control, including, without limitation, pending and future governmental inquiries and market demand. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this release. More information about certain risks and uncertainties is included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2008. This report and the Company’s previously filed documents are on file at the Securities and Exchange Commission and are readily obtainable at no charge at www.irf.com and www.sec.gov.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

or
Media:
Kekst & Co.

Tom Davies

212-521-4873

Roanne Kulakoff

212-521-4837